Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES
QUARTERLY DIVIDEND OF $0.36 PER SHARE AND
FIRST QUARTER 2012 FINANCIAL RESULTS

EVANSTON, Ill., May 3, 2012 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced its financial results for the first quarter ended March 31, 2012. Fidus provides customized mezzanine debt and equity financing solutions primarily to lower middle market companies based in the United States. In June 2011, Fidus closed its initial public offering (the “Offering”) and associated formation transactions. Except as otherwise specified, references to “we,” “us,” and “our” refer to Fidus Mezzanine Capital, L.P. and its subsidiaries (the “Fund”), which were acquired as part of the formation transactions with the Offering, prior to the Offering, and refer to Fidus Investment Corporation and its subsidiaries for the periods after the Offering.

First Quarter 2012 Financial Highlights

•	Total investment income of $7.6 million, a 58.5% increase over prior year

•	Net investment income of $3.6 million, or $0.38 per share

•	Net increase in net assets resulting from operations of $3.5 million, or $0.37 per share

•	Net asset value of $140.8 million at March 31, 2012, or $14.94 per share

•	Originated $16.9 million of investments

•	Weighted average yield on debt investments as of March 31, 2012 was 15.5%

Portfolio and Investment Activities

As of March 31, 2012, we had debt and equity investments in 25 portfolio companies, with a total fair value of $217.0 million, or approximately 106% of cost basis. During the three months ended March 31, 2012, we made investments of $16.9 million in two new and two existing portfolio companies. We received loan repayments totaling $5.8 million on debt investments, including one portfolio company loan repayment in full. As of March 31, 2012, the weighted average yield on our debt investments was 15.5%. The weighted average yield was computed using the effective interest rates for all debt investments at cost, including accretion of discounts and fees but excluding debt investments on non-accrual status, if any.

First quarter 2012 investment activity included the following new portfolio company investments:

•	FutureTech Holding Company — Fidus invested $6.5 million of subordinated debt in FutureTech, a provider of information technology (“IT”) and IT enabled service solutions.

•	United Biologics, LLC — Fidus invested $10.0 million of senior debt with warrants in United Biologics, a provider of allergy testing and immunotherapy services.

First Quarter 2012 Financial Results

Total investment income was $7.6 million in the three months ended March 31, 2012, an increase of $2.8 million, or 58.5%, over the $4.8 million of total investment income for the three months ended March 31, 2011. This increase was primarily attributable to greater interest income on higher average levels of debt investments and higher fee income.

Total expenses were $4.0 million in the first quarter of 2012, an increase of $1.5 million, or 60.8%, over the $2.5 million in the corresponding period in 2011. The increase was primarily attributable to increased incentive and administrative service fees as well as higher interest expense, professional fees and other general and administrative expenses, partially offset by a decrease in the management fee. The increase in incentive fees of $0.9 million and administrative fees of $0.2 million as well as the decrease in management fees of $0.1 million were primarily due to the new Investment Advisory and Administration Agreements effective as of the Offering and associated formation transactions. Interest expense increased $0.1 million during the three months ended March 31, 2012 compared to the prior year period as a result of higher outstanding balances of SBA debentures. Professional fees increased $0.2 million primarily due to higher legal and accounting costs associated with being a publicly-traded company. Other general and administrative expense increased $0.2 million primarily due to higher insurance costs and board of director fees also associated with being a publicly-traded company.

Net investment income for the three months ended March 31, 2012 was $3.6 million, an increase of $1.3 million, or 55.4%, over the $2.3 million of net investment income for the corresponding period in 2011. Net investment income per share for the three months ended March 31, 2012 was $0.38.

Total realized loss for the three months ended March 31, 2012 was zero compared with $7.9 million from one investment in the corresponding period in the prior year. Net unrealized depreciation on investments was $0.1 million, or $0.01 per share, for the three months ended March 31, 2012, compared to net unrealized appreciation of $8.9 million during the three months ended March 31, 2011. Included in the net unrealized appreciation for the three months ended March 31, 2011 was a $7.9 million reclassification adjustment related to the realized loss discussed above. For the three months ended March 31, 2012, the net loss on investments totaled $0.1 million compared to a net gain on investments totaling $1.0 million in the corresponding period in 2011.

As a result of the events described above, net increase in net assets resulting from operations was $3.5 million in the three months ended March 31, 2012, or $0.37 per share, compared with a net increase in net assets of $3.3 million in the first quarter of 2011.

Liquidity and Capital Resources

At March 31, 2012, we had $40.6 million in cash and cash equivalents, including remaining proceeds from the Offering, and $119.0 million in SBA debentures outstanding. The SBA debentures have an annual weighted average interest rate of 4.9% as of March 31, 2012. As of March 31, 2012, SBA commitments totaling $150.0 million have been received, of which $31.0 million were unfunded.

Recent Developments

On April 4, 2012, we purchased $1.0 million in common units of United Biologics, LLC, an existing portfolio company and provider of allergy testing and immunotherapy services.

Second Quarter 2012 Dividend of $0.36 Per Share Declared

The Company announced today that its Board of Directors has declared a quarterly dividend of $0.36 per share, an increase of $0.02 per share from the Company’s prior quarterly dividend of $0.34 per share. This quarterly dividend is payable on June 27, 2012 to stockholders of record as of June 13, 2012.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2012 taxable income, as well as the tax attributes for 2012 dividends, will be made after the close of the 2012 tax year. The final tax attributes for 2012 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

First Quarter 2012 Financial Results Conference Call

Fidus has scheduled a conference call for Friday, May 4, 2012 at 9:00 a.m. Eastern Time to discuss the Company’s first quarter 2012 financial results.

You can access the conference call by dialing (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. A replay of the conference call may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. For phone replays, please reference conference ID #74707061.

The Company’s quarterly results conference call will also be available via a live webcast on the investor relations section of the Company’s website at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company’s website following the conclusion of the conference call. Additionally, the earnings release will be available on the investor relations section of the Company’s website at http://investor.fdus.com prior to the conference call.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarterly period ended March 31, 2012 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 3, 2012.

ABOUT FIDUS INVESTMENT CORPORATION
Fidus Investment Corporation provides customized mezzanine debt and equity financing solutions to lower middle market companies, which we generally define as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’s investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus intends to elect to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended, or the Code. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the US Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Fidus’s control, and that Fidus may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors, including those described from time to time in Fidus’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such statement now or in the future.

CONTACT: Edward H. Ross

Chief Executive Officer

847-859-3940

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Assets and Liabilities

	March 31, 2012
	(unaudited)	December 31, 2011

ASSETS
Investments, at fair value
Control investments (cost: $20,213,422 and $19,916,617, respectively)	$28,925,508	$28,598,962
Affiliate investments (cost: $50,364,398 and $49,913,338, respectively)	49,688,785	50,058,243
Non-control/non-affiliate investments (cost: $134,360,290 and $122,709,976, respectively)	138,427,305	126,088,167

Total investments, at fair value (cost: $204,938,110 and $192,539,931, respectively)	217,041,598	204,745,372
Cash and cash equivalents	40,570,601	39,058,516
Interest receivable	1,644,306	1,686,851
Deferred financing costs (net of accumulated amortization of $1,236,429 and $1,134,767, respectively)	3,149,321	2,687,233
Prepaid expenses and other assets	383,402	465,171

Total assets	$262,789,228	$248,643,143

LIABILITIES
SBA debentures	$119,000,000	$104,000,000
Accrued interest payable	459,160	1,718,989
Due to affiliates	2,216,086	2,162,160
Accounts payable and other liabilities	318,393	279,849

Total liabilities	121,993,639	108,160,998

Net Assets	$140,795,589	$140,482,145

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized; 9,427,021
shares issued and outstanding)	$9,427	$9,427
Additional paid-in capital	138,648,226	138,648,226
Undistributed net investment income	837,447	422,049
Accumulated net realized loss on investments	(481,937)	(481,937)
Accumulated net unrealized appreciation on investments	1,782,426	1,884,380

Total net assets	$140,795,589	$140,482,145

Net asset value per share	$14.94	$14.90

FIDUS INVESTMENT CORPORATION
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2012	2011
Investment income:
Interest and fee income
Control investments	$720,028	$819,498
Affiliate investments	1,781,576	866,860
Non-control/non-affiliate investments	4,916,484	2,975,084

Total interest and fee income	7,418,088	4,661,442
Dividend income
Control investments	—	116,076
Affiliate investments	30,404	—
Non-control/non-affiliate investments	120,502	—

Total dividend income	150,906	116,076
Interest on idle funds and other income	27,487	16,245

Total investment income	7,596,481	4,793,763

Expenses:
Interest expense	1,442,614	1,324,285
Base management fee	939,408	1,036,213
Incentive fee	877,483	—
Administrative service expenses	229,376	—
Professional fees	257,031	79,673
Other general and administrative expenses	216,363	23,362

Total expenses	3,962,275	2,463,533

Net investment income before income taxes	3,634,206	2,330,230
Income tax expense	13,621	—

Net investment income	3,620,585	2,330,230

Net realized and unrealized gains (losses) on investments:
Realized loss on non-control/non-affiliate investments	—	(7,935,430)
Net change in unrealized appreciation on investments	(101,954)	8,948,348

Net gain (loss) on investments	(101,654)	1,012,918

Net increase in net assets resulting from operations	$3,518,631	$3,343,148

Per common share data: (1)
Net investment income per share-basic and diluted	$0.38	$0.25

Net increase in net assets resulting from operations per share-basic and diluted	$0.37	$0.35

Dividends paid per share	$0.34	n/a

Weighted average number of shares outstanding-basic and diluted	9,427,021	9,427,021

(1)	The weighted average shares outstanding for the three months ended March 31, 2011, are based on the assumption that the number of shares issued in the Formation Transactions and Offering (including the over-allotment) in June and July 2011 (9,427,021 shares of common stock) had been issued on January 1, 2011.